Exhibit 10.1
2008 EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN
PURPOSE: The purpose of the Executive Officer Incentive Compensation Plan is to attract, motivate and retain qualified executive officers to maximize Company performance against pre-defined operating objectives.
BACKGROUND: The Executive Officer Incentive Compensation Plan is a core component of the overall compensation package for the Company’s executive officers. The program affords the executive officers the opportunity to be financially rewarded based on actual results and affords the Company cash conservation when business objectives are not achieved.
PLAN SUMMARY: Executive officers participate in the Plan. Potential incentive compensation under the Plan is based on each participant’s position, salary level and Company performance against pre-defined objectives. Eighty percent of actual incentive compensation is paid quarterly based on year-to-date net revenues and operating income results versus the Plan targets. The remaining 20% is paid after the end of the fiscal year based on fiscal year net revenues and operating income results versus the Plan targets. One-half of the incentive compensation is based on the Company’s performance against year-to-date net revenues targets and the other one-half is based on the Company’s performance against year-to-date operating income targets.
PLAN DETAIL:
     The basis for incentive compensation is the Company’s year-to-date results versus the net revenues and operating income targets. Eighty percent of the potential bonuses are determined and payable quarterly and 20% of the potential bonuses are determined and payable after the end of the fiscal year. In the event that year-to-date performance versus the net revenues and operating income targets are both <80%, no payment is made under the Plan. Actual payment of the quarterly bonuses, if any, is made in the month following the completion of each fiscal quarter after review of the results by the Compensation Committee, except for payment relating to net revenues and operating income >100% of targets. Over achievement and the bonuses determined and payable after the end of the fiscal year, if any, are measured based on the net revenue and operating income performance for the year and paid after the close of the fiscal year after review of the results by the Compensation Committee, but no later than March 14, 2009.
Note: New executive officers will be considered for participation at the discretion of the Compensation Committee. Payments, if any, will be on a pro rata basis.
INCENTIVE COMPENSATION PAYMENT CALCULATIONS
BONUS FORMULA
(% TO YTD NET REVENUES TARGET             X            FACTOR            X            SALARY            X            RATE            X             .1) +
(% TO YTD OPERATING INCOME TARGET   X            FACTOR            X            SALARY            X            RATE            X             .1)

FACTOR DETERMINATION:
% TO NET REVENUES/ OPERATING INCOME TARGET FACTOR

< 80%	0
80% to 84%	.6
85% to 89%	.75
90% to 94%	.85
95% to 98%	.95
99% to 101%	1.00
102% to 104%	1.15
105% to 107%	1.3
108% to 112%	1.5
113% or more	1.8
Note: The percentages of actual net revenues or operating income compared to targets shall be rounded to the nearest whole percent for purposes of determining the Factor. Any amount earned for overachievement of the net revenues and/or operating income targets in accordance with the portion of the potential bonus determined and payable quarterly is paid after the end of the fiscal year only.
For purposes of this Plan, operating income will exclude any expense for overachievement payments under any Company incentive compensation plan and any adjustments to the Company’s deferred tax asset valuation allowance, and the Compensation Committee may, in its discretion, adjust net revenues and/or operating income to eliminate the impact, if any, of other unusual or non-recurring charges and benefits (such as from sales of assets, acquisitions or non-cash write-downs of assets).

INCENTIVE COMPENSATION PLAN ADMINISTRATION GUIDELINES
•	This Plan shall be administered by the Company’s Compensation Committee, which is authorized to interpret this Plan, to make, amend and rescind rules and regulations relating to this Plan, to make awards under this Plan, and to make all other determinations under this Plan necessary or advisable for its administration.

•	All determinations, interpretations and constructions made by the Compensation Committee shall be final and conclusive.

•	The Compensation Committee reserves the right to pay bonuses to participants beyond those, if any, called for by the Plan, less than those called for by the Plan, or to defer payment of bonuses based on the Company’s cash position at the time of the planned payout, provided that the payments shall be made on or before March 14, 2009.

•	Rights under this Plan may not be transferred, assigned or pledged.

•	Nothing in this Plan confers any participant any right to continued employment and does not interfere with the Company’s right to terminate an employee’s employment.

•	Net revenues and operating income will be as reported in the Company’s Form 10-Q and 10-K, except operating income will exclude any expense for overachievement payments under any Company incentive compensation plan and any adjustments to the Company’s deferred tax asset valuation allowance, and the Compensation Committee may, in its discretion, adjust net revenues and/or operating income to eliminate the impact, if any, of other unusual or non-recurring charges and benefits (such as from sales of assets, acquisitions or non-cash write-downs of assets).

•	The participant must be a full-time employee in good standing at the time of actual payment in order to receive any payment under the Plan. No payment will be made to any person who leaves the full-time employ of the Company before the payment date. No payment will be made to any person who is subject to a formal, written performance action plan.

•	Any over achievement payment earned due to actual net revenues or operating income exceeding net revenues or operating income targets will be paid after the end of the fiscal year based on final year-end net revenues or operating income results versus the net revenues or operating income targets.

•	Participation in this Plan will be suspended during periods of personal time off days beyond the allowable amount, long-term disability periods, or any other extended leave of absence. Actual payment reductions and/or discontinuation of participation in the program for the remainder of the fiscal year will be at the discretion of the Compensation Committee.

•	Earned payments under the portion of the potential bonus determined and payable quarterly, except for payments relating to over achievement, are intended to be paid after the close of each fiscal quarter based on year-to-date performance versus the net revenues and operating income targets. Payments under the portion of the potential bonuses determined and payable after the end of the fiscal year, and any over achievement relating to the portion of the potential bonus determined and payable quarterly, shall be paid after the close of the fiscal year. In either case, actual payment will be made as soon as practicable after net revenues and operating income are determined and after review of the results by the Compensation Committee, but no later than March 14, 2009.

•	Payments under the portion of the potential bonus determined and payable quarterly will be made for “catching up” on a year-to-date basis. For example, if the Company finishes the first quarter below the net revenues and/or operating income targets, participants can recoup their full first quarter bonus not earned at the conclusion of the first quarter by “catching up” by the end of the second quarter.